Exhibit 99.1

Press Release	For Immediate Release

ESPRE Solutions to acquire OpenACircle.com

Union will Create Only Single-Platform Solution
in the Online Collaboration Market

DALLAS, TX (November 3, 2008) – ESPRE Solutions, Inc. (OTCBB: EPRT), a Dallas-based media solutions and technology company with an innovative and patented video compression technology, and Blideo, Inc., a private company dba: OpenACircle.com, an online collaboration company, announced that they have entered into a letter of intent whereby ESPRE Solutions (ESPRE) will acquire OpenACircle.com to enhance each company’s presence in the competitive and rapidly-growing web collaboration market.

The web conferencing and collaboration sector is the most established market in the web-based video space. A study conducted by Wainhouse Research determined that among the criteria consumers evaluate when selecting a collaboration tool, ease-of-use ranked number one, followed by quality, performance and price.

Under this arrangement, ESPRE will provide the technology OpenACircle.com needs to ensure ease-of-use and overall quality of their product, while OpenACircle.com will provide ESPRE with an established market to which they can deliver their technologies.

In June 2007, ESPRE entered into a non-competitive license agreement with OpenACircle.com. At that time, ESPRE was responsible for the initial development and creation of OpenACircle.com’s unique collaboration environment utilizing their innovative ESPRE LIVE™ video engine.

 “Online collaboration occupies an enormous and competitive market space,” stated Kyle Nelson, CEO of OpenACircle.com. “Our success in this space has been due largely in part to ESPRE’s innovative technology. Our competitors use lower-quality video technology, which constrains their product offerings.  Joining forces gives us a unified front as we pursue the untapped small-to-midsize business sector.  This was an essential decision for us to maintain the momentum we’ve built thus far in such an aggressive and rapidly-growing market space.”

OpenACircle.com will now have full access to all ESPRE’s technologies, including the recently introduced Alpha version of their VUELive™ Product Suite. The Beta is scheduled for upcoming release. This union will enable ESPRE and OpenACircle.com to present a unique and powerful product suite to the market.

Bill Hopke, President and CEO of ESPRE Solutions, said, “The acquisition makes a lot of sense for both companies. OpenACircle.com has developed an award-winning collaborative application utilizing ESPRE’s video technology and has experienced early success in the marketplace, enabling ESPRE to penetrate the market with our products earlier and more effectively than if we had worked alone. With both companies now fully committed to working together on a common goal, we’ll experience even more collective successes.”

Since this initial development of OpenACircle, OpenACircle.com has expanded the environment’s feature-set and ease-of-use through its own development efforts.

In September 2008, OpenACircle.com launched its Beta release at the DEMOFall 08 conference and won Best of Show.  The Alpha and Beta release of OpenACircle received rave reviews from the press and analyst communities including PC World, ReadWriteWeb, eWeek Magazine, PC Magazine, Collaborative Strategies and many more.

As a result of this transaction, ESPRE will acquire all OpenACircle.com shares not currently owned and assume all other OpenACircle.com debt and liabilities. ESPRE plans to issue additional shares to each shareholder of OpenACircle.com to fund this acquisition.

A final agreement is expected to be completed on or about November 30, 2008. The acquisition is contingent upon completion of due diligence and all necessary approvals. Final terms of the transaction will be disclosed under this agreement.

About ESPRE Solutions, Inc.

Dallas, Texas-based ESPRE Solutions (OTCBB: EPRT) is a public company that is reinventing how enterprises work and exchange information and ideas by providing a truly viable solution for live, high-quality multimedia video collaboration. ESPRE harnesses the power of collaboration to extract the benefits of visually connecting global work groups and individuals to create, share and deliver live video content over the Internet. At the core of ESPRE, is the revolutionary video encoding and decoding (codec) services provided by the patented wavelet based Lightning Strike LSVXTM Codec. ESPRE's business strategy focuses on building strong partnerships by investing in companies that define the leading edge of video collaboration. To learn more about ESPRE or to experience the company's pioneering video compression technology, visit www.espresolutions.com. For more information on ESPRE Solutions, contact BG Moore at bmoore@espresolutions.com, 214-774-4206.

About OpenACircle.com

Dallas-based OpenACircle.com is an online collaboration company targeting mobile professionals in small to medium-sized businesses. The company has developed a permanent, free, online collaborative environment built around “circles” that allow both real-time and asynchronous communications, including web conferencing (audio and video), desktop presentation sharing, file sharing and storage, chat and blogs. Visit www.openacircle.com today, and join the free Beta for a full working version. For more information on OpenACircle.com, please contact:  Kenni Driver at kennid@airmail.net, 972-978-6455 or John Rizzuti at john@rizzuti.com, 214-476-1324.